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Exhibit 99.1


     Warwick Valley Telephone Company (Nasdaq: WWVY; the "Company") announced today the closing of the sale of all of its shares in DataNet Communications Group, Inc. (also known as Hudson Valley DataNet, "DataNet") to DCG Acquisition, LLC, an affiliate of Quadrangle Capital Partners, LP (together with its affiliated funds, "Quadrangle") for approximately $4.5 million. The Company received $3.6 million dollars in cash. In addition, $900,000 will be retained in escrow on the Company's behalf until May 1, 2005 (or later with respect to any amount relating to claims pending) to secure certain indemnification obligations of DataNet under an agreement between DataNet, DCG Acquisition LLC, John Galanti and Quadrangle, pursuant to Quadrangle's acquisition of controlling interest in DataNet. The amounts held in escrow and not required for payment of indemnification obligations will be paid over to the Company with interest when the escrow is terminated.